Exhibit 10.3

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of June __, 2009, is made by and between CHINA BIOLOGIC PRODUCTS, INC., a Delaware corporation (the “Company”), and SIU LING CHAN, the controlling shareholder of the Company (the “Indemnitee”).

RECITALS

A.

The Company desires to issue to certain accredited investors or their designees (the “Secured Parties”), 3.8% senior secured convertible notes in the aggregate principal amount of $9,554,140 (the “Notes”), convertible into shares of common stock of the Company (the “Conversion Shares”) and warrants (the “Warrants” and together with the Notes, the “Subscribed Securities”) to purchase up to 1,194,268 shares of common stock of the Company, pursuant to a Securities Purchase Agreement dated June 5, 2009, by and among the Company, Siu Ling Chan and the Secured Parties (the “Purchase Agreement”).

B.

The Indemnitee owns 6,862,624 shares of the Company’s common stock, which represent in the aggregate 32.0% of the outstanding shares in the Company.  To induce the Secured Parties’ agreement to enter into the Purchase Agreement, the Indemnitee has agreed to pledge 3,000,000 of her shares (the “Pledged Shares”) to secure the Company’s obligations under the Purchase Agreement, the Notes and the Warrants, pursuant to a Guarantee and Pledge Agreement to be entered into as of the date thereof, by and among the Indemnitee and the Secured Parties (the “Guarantee and Pledge Agreement” and together with the Purchase Agreement, the Notes and the Warrants, the “Transaction Documents”). For purposes hereof, all capitalized terms used, but not otherwise defined, herein have the meanings ascribed to them in the Guarantee and Pledge Agreement.

C.

The Board of Directors of the Company has concluded that, the Guarantee and Pledge Agreement has been entered and delivered for the benefit of the Company, and that it is proper to indemnify the Indemnitee against any and all losses that she may suffer in connection with the Company’s failure to fulfill the Guaranteed Obligations as a result of any negligent or unlawful conduct of the Company beyond the Indemnitee’s reasonable control.

AGREEMENT

NOW, THEREFORE, the Company and the Indemnitee hereby agree as follows:

1.

Subject to Section 3 below, the Company shall make whole, indemnify and hold harmless the Indemnitee with respect to any and all damages, liabilities, losses, taxes, fines, penalties, proceedings, suits, damages, deficiencies, costs, and expenses (including, without limitation, interest at the highest rate permitted by law, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (“Losses”), which may be sustained or suffered by the Indemnitee, arising out of or in connection with any Enforcement Action instituted by the Secured Parties against the Indemnitee pursuant the Guarantee and Pledge Agreement, for the Company’s failure to fulfill the Guaranteed Obligations.

2.

The indemnification obligation of the Company under Section 1 hereof, shall only apply to Losses that arise as the result of any negligent or unlawful conduct of the Company that is caused unilaterally by the Company and is beyond the Indemnitee’s control in her capacity as a director of the Company.  Furthermore, the Company’s total obligations under Section 1 shall not exceed the fair market value of the Pledged Shares as of the date hereof.

3.

The Indemnitee agrees to provide timely written notice to the Company of any Enforcement Action, specifying in sufficient detail the nature and amount of any claim in connection with such  Enforcement Action.  All fees and expenses of Indemnitee (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Enforcement Action) shall be paid to the Indemnitee, as incurred, within fifteen (15) calendar days of written notice thereof to the Company; provided, however, that if it is ultimately determined by a court of competent jurisdiction that the Enforcement Action was not as a result of any negligent or unlawful conduct of the Company beyond the Indemnitee’s reasonable control such that the Indemnitee is not entitled to indemnification hereunder, then the Indemnitee agrees to reimburse all such fees and expenses to the extent it is finally judicially determined that the Indemnitee was not entitled to indemnification hereunder.

4.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

China Biologic Products, Inc.
No.14 East Hushan Road
Tai’an City, Shandong
People’s Republic of China 271000
Attention:  Chief Executive Officer
Facsimile: +86 (538) 6203 895

If to the Indemnitee, to:

Ms. Siu Lin Chan
c/o China Biologic Products, Inc.
No.14 East Hushan Road
Tai’an City, Shandong
People’s Republic of China 271000
Facsimile: +86 (538) 6203 895

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C.  20037
Attention:  Louis A. Bevilacqua, Esq.
Facsimile: (202) 663-8007

5.

This Agreement shall be deemed to have been made under and be governed by, and construed in accordance with, the laws of the State of New York, in all respects, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to any of the transactions.

6.

This Agreement may not be amended, modified, or supplemented except in writing executed by the parties hereto.  No provision contained herein shall be waived unless the same shall be in writing and signed by each of the parties hereto and shall be effective only in the specific instance and for the specific purpose given.

7.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.  Nothing contained herein shall be deemed to prohibit any party from seeking equitable relief, such as specific performance or other similar remedies, from a court of competent jurisdiction.

8.

This Agreement may be executed, and accepted and agreed to in several counterparts, each of which will be deemed to be an original, and such counterparts together will constitute but one and the same instrument.  Facsimile signatures shall be deemed to have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

COMPANY:	INDEMNITEE:

CHINA BIOLOGIC PRODUCTS, INC.

By: Chao Ming Zhao Chief Executive Officer	SIU LING CHAN